Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F1 of Scorpio Bulkers Inc. of our report dated November 7, 2013, except for Note 4, Note 5 and Note 10, as to which the date is November 25, 2013 relating to the financial statements of Scorpio Bulkers Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Monaco, Principality of Monaco, November 26, 2013

PricewaterhouseCoopers Audit

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers—92200 Neuilly-sur-Seine, France.

PricewaterhouseCoopers Audit, SA, 63, rue de Villiers, 92208 Neuilly-sur-Seine Cedex

Téléphone: +33 (0)1 56 57 58 59, Fax: +33 (0)1 56 57 58 60, www.pwc.fr